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LPHI Announces Stock Split, Cash Dividend and
Annual Shareholder Meeting Results

WACO, TX - August 13, 2007 - Life Partners Holdings, Inc. (NASDAQ GM: LPHI) announced today that its previously announced 5-for-4 stock split will be paid on September 27, 2007 to shareholders of record as of September 14, 2007.

In addition, LPHI announced that it will pay a quarterly cash dividend of $0.06 per share to shareholders of record as of August 31, 2007 to be paid on or about September 12, 2007.

Chairman Brian Pardo commented, “As I discussed with our shareholders at our recent Annual Meeting, Life Partners stock has increased in value over 600% during the past year and our average trading volume is now 234,000 shares per day. This is because of our outstanding performance in producing earnings and the market’s recognition of our growth potential. We are a company that is growing in a growing market and the recent volatility in the stock market explains why investors, big and small, are looking for an investment which is not correlated to stock market performance and has the potential for superior returns without a parity of risk. That is why more and more people are turning to LPHI to invest in life settlements.”

Approximately 94% or 8.7 million shares entitled to vote were represented at the annual shareholder meeting either in person or by proxy.  Shareholders voted to increase the number of authorized shares from 10 million to 18.75 million and elected all five directors named in the proxy, with each director receiving at least 8.8 million or 92% of the total votes cast. Brian Pardo, R. Scott Peden, Tad Ballantyne, Fred Dewald and Dr. Harold Rafuse were all elected to serve as directors for the ensuing year.

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements". Since its incorporation in 1991, Life Partners has completed over 50,000 transactions for its worldwide client base of over 15,000 high net worth individuals and institutions in connection with the purchase of over 5,700 policies totaling over $800 million in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and projected total business volume, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:

Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com
Visit our website at: www.lphi.com